EXHIBIT 5.1

September 30, 2005

ATTORNEYS AT LAW	Broomfield, CO
720 566-4000

Palo Alto, CA
101 California Street	650 843-5000
5th Floor
San Francisco, CA	Reston, VA
94111-5800	703 456-8000
Main 415 693-2000
Fax 415 693-2222	San Diego, CA
858 550-6000

Washington, DC
www.cooley.com	202 842-7800
SAMUEL M. LIVERMORE
(415) 693-2113
slivermore@cooley.com

US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by US Airways Group, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 17,558,542 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), pursuant to the Company’s 2005 Equity Incentive Plan, the America West 1994 Incentive Equity Plan, the America West 2002 Incentive Equity Plan and Future Care: America West Airlines 401(k) Plan, a.k.a., America West Holdings Corporation Future Care 401(k) Plan (collectively, the “Plans”).
In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended and restated, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Samuel M. Livermore
Samuel M. Livermore